Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – April 25, 2016

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2016 Highlights:

•	Record quarterly net earnings of $2.2 million, or $0.60 per share

•	Earnings per share increased 17.6% compared to first quarter 2015

•	Resolution of nonperforming loan results in $1.2 million recovery to the allowance for loan losses and a negative provision for loan losses of $0.6 million

•	Average loans increased $27.4 million or 7% compared to first quarter 2015

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.2 million, or $0.60 per share, for the first quarter of 2016, compared to $1.9 million, or $0.51 per share, for the first quarter of 2015.

“The Company’s first quarter results reflect a significant recovery on one nonperforming loan and continued growth in net interest income,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $6.0 million for the first quarter of 2016, an increase of 3% compared to the first quarter of 2015. This increase was primarily due to a reduction in interest expense as the Company repaid higher-cost wholesale funding sources and lowered its deposit costs. Additionally, the Company continued its efforts to increase earnings by shifting its asset mix through loan growth. Average loans were $429.5 million in the first quarter of 2016, an increase of $29.4 million or 7%, from the first quarter of 2015. Average deposits were $726.4 million in the first quarter of 2016, an increase of $20.6 million or 3%, from the first quarter of 2015.

The Company recorded a negative provision for loan losses of $0.6 million for the first quarter of 2016, compared to no provision for loan losses for the first quarter of 2015. Annualized net recoveries as a percent of average loans were 1.01% for the first quarter of 2016, compared to net charge-offs as a percent of average loans of 0.11% for the first quarter of 2015. The Company recognized a recovery of $1.2 million from the payoff of one nonperforming construction and land development loan during the first quarter of 2016.

Noninterest income was $0.8 million for the first quarter of 2016, compared to $1.3 million in the first quarter of 2015. The decrease was primarily due to $0.3 million in non-taxable death benefits from bank-owned life insurance that were received in the first quarter of 2015, compared to none in the first quarter of 2016, and a decrease in mortgage lending of $0.2 million as mortgage loan production declined.

Noninterest expense was $4.1 million in the first quarter of 2016, compared to $4.3 million in the first quarter of 2015. The decrease was primarily due to no prepayment penalties on long-term debt incurred in the first quarter of 2016 compared to $0.4 million incurred in the first quarter of 2015 when the Company repaid $5.0 million of long-term debt with an interest rate of 3.59%. This decrease was partially offset by a $0.2 million increase in salaries and benefits due to normal annual increases.

Income tax expense was $0.8 million for the first quarter of 2016, compared to $0.7 million in the first quarter of 2015. The Company’s income tax expense for the first quarter of 2016 reflects an effective income tax rate of 27.50%, compared to 26.40% for the first quarter of 2015. The increase in the effective tax rate is primarily due to a decrease in tax preference items such as income from bank-owned life insurance. The Company’s income tax expense is principally affected by tax-exempt earnings on municipal securities investments and bank-owned life insurance.

In the first quarter of 2016, the Company paid cash dividends of $0.8 million, or $0.225 per share. At March 31, 2016, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $833 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 3

Financial Highlights (unaudited)

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2016	2015

Results of Operations
Net interest income (a)	$6,019	$5,858
Less: tax-equivalent adjustment	322	335

Net interest income (GAAP)	5,697	5,523
Noninterest income	834	1,321

Total revenue	6,531	6,844
Provision for loan losses	(600)	—
Noninterest expense	4,109	4,314
Income tax expense	831	668

Net earnings	$2,191	$1,862

Per share data:
Basic and diluted net earnings	$0.60	$0.51
Cash dividends declared	$0.225	$0.22
Weighted average shares outstanding:
Basic and diluted	3,643,484	3,643,365
Shares outstanding, at period end	3,643,503	3,643,378
Book value	$22.75	$21.28
Common stock price:
High	$30.49	$25.25
Low	24.56	23.15
Period-end	28.25	24.85
To earnings ratio	12.61 x	12.12 x
To book value	124%	117%
Performance ratios:
Return on average equity (annualized)	10.82%	9.68%
Return on average assets (annualized)	1.07%	0.93%
Dividend payout ratio	37.50%	43.14%
Other financial data:
Net interest margin (a)	3.12%	3.15%
Effective income tax rate	27.50%	26.40%
Efficiency ratio (b)	59.96%	60.09%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,938	$1,251
Other real estate owned	397	499

Total nonperforming assets	$2,335	$1,750

Net (recoveries) charge-offs	$(1,085)	$114

Allowance for loan losses as a % of:
Loans	1.11%	1.19%
Nonperforming loans	246%	377%
Nonperforming assets as a % of:
Loans and other real estate owned	0.54%	0.44%
Total assets	0.28%	0.22%
Nonperforming loans as a % of total loans	0.45%	0.32%
Annualized net (recoveries) charge-offs as a % of average loans	(1.01) %	0.11%

Selected average balances:
Securities	$237,087	$264,268
Loans, net of unearned income	429,528	400,161
Total assets	821,382	802,062
Total deposits	726,354	705,746
Long-term debt	7,217	11,550
Total stockholders’ equity	80,965	76,915
Selected period end balances:
Securities	$234,109	$262,141
Loans, net of unearned income	431,763	396,613
Allowance for loan losses	4,774	4,722
Total assets	833,328	790,224
Total deposits	737,361	698,336
Long-term debt	7,217	7,217
Total stockholders’ equity	82,887	77,544

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports First Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2016	2015

Net interest income, as reported (GAAP)	$5,697	$5,523
Tax-equivalent adjustment	322	335

Net interest income (tax-equivalent)	$6,019	$5,858